Exhibit 10.1

James M. Wells III Chairman & Chief Executive Officer	SunTrust Banks, Inc. Mail Code 645 Post Office Box 4418 Atlanta, GA 30302-4418 Tel. XXX.XXX.XXXX

May 6, 2009

Dennis P. Lockhart

President and Chief Executive Officer

Federal Reserve Bank of Atlanta

1000 Peachtree Street, N.E.

Atlanta, GA 30309-4470

Dear Mr. Lockhart:

SunTrust agrees that it will augment the composition of its capital by increasing the common shareholders equity component of tier 1 capital by $2.16 B by no later than November 9, 2009.

We understand that preferred shares that are mandatorily convertible under terms acceptable to you will count towards common shareholders equity, but only for purposes of this augmentation.

No later than June 8, 2009, we will provide you with information about how the company intends to accomplish this augmentation.

Sincerely,

/s/ James M. Wells III

JMW:lsd